Exhibit 99.2

SGLP and SemGroup, L.P. Reach Settlement

Tulsa, Okla. – September 9, 2008 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (NASDAQ: SGLP) announced today that the U.S. Bankruptcy Court in Delaware approved an order relating to certain matters between SGLP and SemGroup, L.P.  (the Private Company).  SGLP is not a party to the bankruptcy filings, but it is party to various agreements with the Private Company and its subsidiaries, including some that are debtors in the bankruptcy filings.

The settlement stipulates that, among other items:

•
the Private Company will pay past and future utility costs attributable to the operations of the Private Company at certain shared facilities for which they would otherwise have a reimbursement obligation;

•	payments under the Asphalt Terminalling and Storage Agreement will be netted against related amounts due under the Amended Omnibus Agreement;
•	the Private Company will provide a $4.9 million letter of credit to secure future obligations under the Asphalt Terminalling and Storage Agreement;
•
the Private Company will make payments under the Crude Oil Throughput Agreement for the month of August based upon the monthly contract minimums in the Crude Oil Throughput Agreement, which payments will be netted against related amounts due under the Amended Omnibus Agreement;

•
the Private Company will make payments under the Crude Oil Throughput Agreement for the months of September and October based upon actual volumes and at a rate equal to the average rate charged by SGLP to third party shippers in the same geographical area, which payments will be netted against related amounts due under the Amended Omnibus Agreement;

•	the Private Company will continue to provide services in accordance with the Amended Omnibus Agreement through at least November 30, 2008;
•	SGLP and the Private Company resolved among themselves that SGLP is the proper party to receive payments under a third-party storage agreement; and
•	SGLP will enter into a specified lease with the Private Company to permit the Private Company to construct a pipeline.

“We believe this is a reasonable settlement between the two parties,” stated Kevin Foxx, President and CEO of SGLP.   “This decision provides SGLP with certain assurances that it will be paid for post-bankruptcy services provided to the Private Company.  It also provides additional clarity around its relationship with the Private Company on a prospective basis and allows SGLP to focus on its own independent business plan.”

About SGLP
SGLP owns and operates a diversified portfolio of complementary midstream energy assets. SGLP provides crude oil and liquid asphalt cement terminalling and storage services and crude oil gathering and transportation services. SGLP is based in Tulsa, Oklahoma. As a publicly traded master limited partnership, SGLP’s common units are traded on the NASDAQ Global Market under the symbol SGLP. The general partner of SGLP is a subsidiary of the Private Company.   For more information, visit SGLP’s web site www.SGLP.com.

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Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to qualify for the safe harbors from liability provided therein. All statements, other than statements of historical facts, included in this release that address activities, events or developments that SGLP expects, believes or anticipates will or may occur in the future, including statements about the Private Company’s bankruptcy and any corresponding impact upon SGLP and its unitholders and including payments to be made under the settlement agreement, are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside SGLP’s control, which could cause results to differ materially from those expected by management of SGLP. Such risks and uncertainties include, but are not limited to, SGLP’s dependence upon the Private Company for a substantial majority of its revenues; SGLP’s exposure to the credit risk of Private Company and third-party customers; a decrease in the demand for crude oil or finished asphalt products in the areas served by SGLP’s storage facilities and pipelines; a decrease in the production of crude oil or liquid asphalt cement from areas served by SGLP’s assets; the availability of, and SGLP’s ability to consummate, acquisition opportunities; SGLP’s debt levels and restrictions in its credit facility; general economic, market or business conditions; and other factors and uncertainties inherent in the crude oil gathering, transportation, terminalling and storage business and the liquid asphalt cement terminalling and storage business. These and other applicable uncertainties, factors and risks are described more fully in SGLP’s reports filed with the Securities and Exchange Commission. SGLP undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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SGLP Investor Relations Contact:
Brian Cropper
Toll Free Phone: 866.490.SGLP (7457)
Phone: 918.524.SGLP (7457)
Email: investor@semgroupenergypartners.com